Exhibit 10.1

Schedule A-4

This Schedule A-4 dated March 20, 2020, is issued pursuant to the Fourth Amended and Restated Executive Employment Agreement by and among Company, Parent and Executive, dated March 20, 2019 (the “Agreement”), and shall be incorporated therein and governed by the terms and conditions of such Agreement. This Schedule A-4 is effective April 1, 2020, and is intended to replace any previously issued Schedule A.

1. Position: Chief Executive Officer and President. Executive shall report in such capacity to the Board.

2. Base Salary: $540,000 per year.

3. Bonus: Executive will be entitled to an annual performance-based cash bonus of $260,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to you by the Board on an annual basis. For the 2020 calendar year your bonus will be determined as follows:

Two Hundred Ten Thousand Dollars ($210,000) of your bonus will be based on the following performance measures:

a.	Consolidated Revenue;

b.	Non-GAAP Earnings Per Share – Diluted; and

c.	Consolidated Gross Profit Dollars.

The remaining Fifty Thousand Dollars ($50,000) of your bonus is subjective, based on the development of a significant value revenue stream.

The target amount for each measure for the 2020 calendar year is set forth on Appendix 1 to this schedule. Should Company fail to achieve the target amount for the above performance measures, Executive’s annual performance-based bonus, if any, shall be based upon Company’s evaluation of the percentage of the target amount achieved during the year. Conversely, should Company’s performance exceed the target amount for the above performance measures, Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon Company’s evaluation of the percentage of the over-achievement of such target amount(s). All bonuses will be paid by March 15, 2021, following the completion of Company’s year-end audit. If Executive leaves Company voluntarily, or is terminated with Cause, before December 31, 2020, Executive will not be eligible for a bonus. If Executive is terminated by Company during 2020 without Cause, Executive’s bonus calculation will be based on Company’s annual results (calculated as though Executive were still an employee) and a prorated bonus will be paid considering the days in 2020 in which Executive was employed by Company divided by 365.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of Company.

5. Expenses: Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive is granted an award of 250,000 non-qualified stock options pursuant to Company’s Stock Incentive Plan, with the options vesting in three equal installments beginning on the second anniversary of the February 11, 2020, grant date.

BY:	/s/ John J. Cronin, Jr. March 20, 2020	BY:	/s/ Vivek Gupta March 20, 2020
	Company / Date		Executive / Date